EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to the Registration Statement (1933 Act File No. 2-22019) of Eaton Vance Growth Trust on Form N-1A of our reports dated October 14, 2005 (December 23, 2005, as to the effects of the stock split described in Note 9) for the Asian Small Companies Portfolio and Eaton Vance Asian Small Companies Fund (the "Fund") for the year ended August 31, 2005, incorporated by reference in the Prospectus and included in the financial statements attached to the Statement of Additional Information, which are part of this Registration Statement.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

December 23, 2005 Boston, Massachusetts